Exhibit 10.14A

BIGBAND NETWORKS, INC.
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered as of August 1, 2011 (the “Effective Date”) into, by and between BigBand Networks, Inc., having a principal place of business at 475 Broadway Street, Redwood City, California  94063 (the “Company”) and Michael Pohl (the “Consultant”), having a principal place of business at      .

1.            Scope of Work.  During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described in Exhibit A to this Agreement.  Consultant shall use Consultant’s best efforts to perform the Services in a professional and workman-like manner satisfactory to the Company.

2.            Fees.

2.1           Amount. The Company shall pay to Consultant for consulting services hereunder at the monthly rate set forth on Exhibit A.  Such payment shall be made on the 15 day of each month or, if such 15th day is a Saturday , Sunday or national holiday, on the first business day thereafter. The maximum compensation to be paid to Consultant will not exceed the Total Contract Amount set forth in Exhibit A.  Consultant shall be solely liable for any federal, state, or local withholding, or other payroll taxes (“Taxes”) relating to performance of the Services under this Agreement.  Consultant acknowledges and agrees that the compensation paid hereunder includes payment for any inventions and/or creations of the Consultant that are made during performance of the Services.

2.2           Expenses.  The Company shall promptly reimburse Consultant in accordance with the Company’s executive business expense reimbursement policy for travel, entertainment and other business expenses  incurred by him n the performance of his consulting services hereunder.

3.            Support.  The Company will provide Consultant with such support facilities and space as may be required in the Company's judgment to enable Consultant to properly perform the Services.

4.            Term and Termination.

4.1           Term.  Consultant shall serve as a consultant to the Company for a period commencing on August 1, 2011 and terminating on January 31, 2012.

4.2           Termination.  Either party may terminate this Agreement at any time on 10 days’ written notice, in which case Consultant shall be entitled to compensation for the pro rata portion of a month’s fees for Services performed under this Agreement following the notice (but in no event shall aggregate compensation exceed the Total Contract Amount).  Consultant’s obligations relating to Confidentiality and Inventions shall survive termination of this Agreement.

5.            Independent Consultant.

5.1           Relationship.  Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.  Consultant shall have control over the method, manner, and means of the performance of Services by its employees, subject to the express provisions of this Agreement.  Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for Taxes, all of which will be Consultant’s responsibility.  Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

Consulting Agreement

5.2           Indemnification.  Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such Taxes Consultant fails to pay to relevant taxing authorities.

6.            Consulting or Other Services for Competitors.  Consultant represents and warrants that Consultant will not, during the term of this Agreement, perform any consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of the Company.

7.            Confidentiality.  Consultant understands that Company possesses and will possess Confidential Information that is important to its business and may disclose information in the course of this Agreement that is considered to be trade secrets, highly confidential, or sensitive.  For purposes of this Agreement, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company's business.  Confidential Information includes, but is not limited to, information about trade secrets, computer programs, designs, technology, proprietary software, algorithms, circuits, maskworks, layouts, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of employees, customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.  Consultant agrees to not divulge such material to any person or entity for any purpose, other than in the course of performing services for Company.  The Consultant understands that this contractual agreement creates a relationship of confidence and trust between Consultant and the Company with respect to Confidential Information.

At all times during and after the term of this Agreement, Consultant agrees to keep in strictest confidence and trust all Confidential Information and to take all reasonable precautions to protect against its disclosure or misuse.  Consultant will not use any Confidential Information other than for the sole benefit of Company pursuant to the performance of Consultant's duties hereunder, nor disclose any Confidential Information except to employees of Company or of Consultant with a need to know for purposes of performing the Services.  Consultant shall not, however, be required to treat as confidential any Confidential Information which Consultant establishes by written evidence: (i) is generally known in the Company’s industry not directly or indirectly resulting from any act or omission of Consultant or its employees or subcontractors, or (ii) was already properly known to Consultant (other than in connection with this Agreement) or hereafter becomes properly known to Consultant without restriction on use or disclosure..

Consultant agrees that all written and descriptive matter, including notes and drawings, however embodied or fixed, received or made by Consultant in connection with the Services or in connection with any Inventions (as defined below) or Confidential Information belonging to Company, shall be and are the sole and exclusive property of Company.  Consultant shall return all such materials to Company upon request and upon termination of this Agreement.

Consultant shall ensure that its employees who perform Services are competent and that they comply with this Section 7 and Section 8 below as though they were bound under this Agreement directly to Company as a Consultant.  Consultant shall require all such employees to enter into nondisclosure agreements covering any Confidential Information as defined herein and imposing restrictions on use and nondisclosure duties no less stringent than those in this Agreement.

8.           Inventions.  “Inventions” means all discoveries, developments, designs, improvements, inventions, mask works, formulae, processes, techniques, algorithms, circuitry designs, computer programs, strategies, specific technical know-how, and data, whether or not patentable or registrable under patent, copyright or similar statutes, that are generated, created, conceived, reduced to practice or learned (collectively “created”) by Consultant (or anyone acting on Consultant’s behalf), and which either (1) result from the Services performed by the Consultant, or (2) are created in whole or in part with the support of Company employees or the use of Company equipment, Company supplies, Company facilities or Confidential Information.  Inventions include all deliverables or results of Services and documentation related to Services.

Consulting Agreement

During the term of this Agreement, Consultant will promptly and fully disclose all Inventions to Company.  Company shall be the sole owner of all rights including, without limitation, all Intellectual Property Rights in any and all Inventions.  Intellectual Property Rights means all of the rights in patents, patent applications, industrial designs, copyrights, trademarks, and trade secrets connected with the Inventions.

All works of authorship furnished by Consultant in any form under this Agreement shall constitute the original works of Consultant, and no such work product (or portion thereof) shall be a derivative work based in whole or in part on any work copyrighted or copyrightable by a third party.  Consultant agrees that all works of authorship will be "works made for hire" to the extent allowed by law.

Consultant hereby assigns (and shall cause its employees to assign) to Company any and all Intellectual Property Rights in any Inventions.  Consultant further agrees to assist Company (at Company’s expense) as reasonably necessary to obtain and to enforce Intellectual Property Rights relating to Inventions.  At the Company’s expense, Consultant will execute (and cause its employees to execute) all documents to apply for, obtain, and enforce Intellectual Property Rights in such Inventions as Company may desire, together with any assignments thereof to Company.

Consultant hereby grants to Company a perpetual, worldwide, royalty-free, non-exclusive, sub-licensable right and license to exploit and exercise all Intellectual Property Rights in connection with the exercise of rights by Company with respect to all Inventions (including any modifications, improvements and derivatives thereof).

9.            Conflicts with this Agreement.  Consultant represents and warrants that neither Consultant nor any of Consultant employees or agents is under any pre-existing obligation in conflict with the provisions of this Agreement.  Consultant warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information which Consultant has gained from third parties, and which Consultant may disclose to the Company in the course of performance of this Agreement, without liability to such third parties.  Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant's obligations under this Agreement.  Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of Services required by this Agreement.

10.           Miscellaneous.

10.1           Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the parties.

10.2           Sole Agreement.  This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

10.3           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth above or as subsequently modified by written notice.

Consulting Agreement

10.4           Choice of Law.  The laws of the State of California shall govern the validity, interpretation, construction and performance of this Agreement, without giving effect to the principles of conflict of laws.

10.5           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, the balance of the Agreement shall be interpreted as if such provision were so excluded and the balance of the Agreement shall be enforceable in accordance with its terms.

10.6           Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding Sections 7 and 8 hereof, will be finally settled by binding arbitration in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

The parties have executed this Agreement on August 3, 2011.

BigBand Networks, Inc.	Consultant

By:	By:

Name:	Name:

Title:	Title:

Consulting Agreement

EXHIBIT A
Description of the Services:

To perform such support of the management team and its functioning as may be requested, from time to time, by the Compensation Committee of the Board of Directors

Total Contract Amount:	$119,994

Monthly Rate:	$19,999

Consulting Agreement